MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Arthur Kaplan Cosmetics, Inc. (A Development Stage Company), of our report dated June 13, 2008 on our audit of the financial statements of Arthur Kaplan Cosmetics, Inc. (A Development Stage Company) as of March 31, 2008 and December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the three months ended March 31, 2008, and from inception on June 25, 2007 through December 31, 2007, and from inception on June 25, 2007 through March 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
June 26, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501